Exhibit 4.1

CFO Employment Contract

This contract commences on August 1, 2024, and is entered into by China Jo-Jo Drugstores, Inc. (Party A) and Zhao Ming (Party B). Party A hires Party B as the Chief Financial Officer (CFO) of China Jo-Jo Drugstores, Inc.

— Basic Terms of the Contract

Party B’s Responsibilities:

1.	Provide professional services in corporate finance and planning.

2.	Work with U.S. counsel and auditors to implement, oversee, and review the Company’s compliance with the Sarbanes-Oxley Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and Nasdaq rules and regulations.

3.	Provide advice on and implement internal controls, including disclosure controls and procedures.

4.	Manage the Company’s accounting and tax matters.

5.	Prepare financial reports in accordance with U.S. GAAP.

Party B reports directly to the Company’s CEO and the Board of Directors.

Party B shall devote the majority of his business time and effort to the performance of his duties at the Company.

— The term is two years, from August 1, 2024 to July 31, 2026. Upon expiration, the parties may negotiate a renewal.

— Compensation

Cash compensation is USD 88,000 per year, paid monthly.

— Executive Insurance

Party A shall include Party B under directors’ and officers’ insurance with an aggregate maximum coverage of USD 5,000,000.

— Business Expenses

All business-related expenses incurred by Party B shall be reimbursed.

— Conditions for Early Termination

(a) If, due to disability, Party B is unable to perform his duties for more than two months during any 12-month period, Party A may terminate with 30 days’ prior written notice.

(b) If Party B engages in fraud, illegal conduct, gross negligence, willful misconduct, willfully and continuously fails to perform his duties, or violates material Company policies or codes, Party A may terminate.

(c) Party A may also terminate without cause upon 30 days’ prior written notice.

— Consequences of Early Termination

(a) If termination is due to Party B’s disability, Party A shall pay salary through the termination date and reimburse expenses incurred through the termination date.

(b) If termination is for the reasons set out in item (b) under “Conditions for Early Termination,” Party A shall reimburse Party B’s expenses incurred through the termination date.

(c) If termination is without cause, Party A shall reimburse Party B’s expenses incurred through the termination date.

— This contract is entered into by both parties. Except as provided below, neither party may assign its obligations to a third party without the other party’s consent. The foregoing does not apply to a change in the obligor resulting from a merger, asset purchase, or consolidation.

— Notices under this contract shall be directed as follows:

Party A: China Jo-Jo Drugstores, Inc.

Party B: Zhao Ming

— Protection of the Company’s Business

(a) Party B shall keep confidential all Company secrets disclosed by Party A to Party B in the course of work.

(b) Non-competition: For one year after Party B’s departure, Party B shall not, directly or indirectly, without the Company’s consent, serve as an officer, director, or consultant of a competitor. Passive ownership (without active involvement) of no more than 2% of the stock of a competitor is permitted.

(c) Employee information obtained by Party B from Party A shall not be used for any other purpose.

(d) Customer information obtained by Party B from Party A shall not be used for any other purpose.

(e) Original Company documents and copies shall not be taken out of the Company unless required for work; upon termination of the contract, Party B shall promptly return all Company materials.

(f) Without Party A’s permission, Party B shall not release any reports concerning the Company or its executives to the news media.

(g) After the employment agreement commences, Party B shall actively cooperate with Party A.

(h) If Party B violates any provision in Section 9 of this contract, Party A has the right to demand correction and shall enjoy indemnity or exculpation rights.

(i) Party B shall not be liable for consequences arising from wrongful acts of the Company or its subsidiaries unless such wrongful acts are caused by Party B’s gross negligence or willful misconduct.

(j) The above provisions remain binding even after the contract ends.

— The format of this contract is for layout convenience only and does not affect interpretation of the substantive provisions.

— The provisions of this contract are severable; the invalidity of any provision shall not affect the validity of the others.

— This contract may be executed in counterparts, but together they constitute one and the same agreement.

— The interpretation and enforcement of this contract are governed by the laws of the People’s Republic of China.

— This contract constitutes the entire agreement between the parties and supersedes any prior written or oral agreements between Party A and Party B. The parties have not entered into any other agreements.

— No amendment to the terms of this contract shall be made without the parties’ written consent.

— Party B represents that he has the legal right and authority to enter into this contract.

Below are the signatures for both parties:

CHINA JO-JO DRUGSTORES, INC.

/s/ Liu Lei
By:	Liu Lei
Title:	Chief Executive Officer

EXECUTIVE

/s/ Frank Ming Zhao
By:	Mr. Frank Ming Zhao